EX. 4.1

[FORM OF WARRANT TO PURCHASE COMMON STOCK]
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 23, 2020, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTOR REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.
WARRANT No. [___]
to purchase
23,076,923
Class A Common Shares of
THE E.W. SCRIPPS COMPANY
an Ohio Corporation
Issue Date: [____________]
1.Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.
“Affiliate” has the meaning ascribed to it in the Purchase Agreement.
“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Corporation and one by the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked; provided, that such appraisers shall each have at least 10 years’ full-time experience in appraisal of the subject matter to be appraised. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, the two appraisers shall state their determination and a third independent appraiser shall be chosen within 10 days thereafter by the mutual agreement of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Corporation and the Warrantholder; otherwise, the average of all three determinations shall be binding upon the Corporation and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne equally by the Corporation and the Warrantholder.
“Acquisition” has the meaning ascribed to it in the Purchase Agreement.
“Board of Directors” means the board of directors of the Corporation, including any duly authorized committee thereof.
“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s shareholders.
“business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
“Class A Common Shares” means the Corporation’s Class A Common Shares, par value $0.01 per share.
“Common Shares” means, collectively, the Class A Common Shares and the Common Voting Shares.
“Common Voting Shares”: means the Corporation’s Common Voting Shares, par value $0.01 per share.
“conversion” has the meaning set forth in Section 13(B).
“convertible securities” has the meaning set forth in Section 13(B).

“Corporation” means The E.W. Scripps Company, an Ohio corporation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Exercise Price” means $13.00 (as such price may be adjusted from time to time pursuant to Section 13 hereof).
“Expiration Date” means the one-year anniversary of the first date on which no Series A Preferred Shares issued pursuant to the Purchase Agreement remain outstanding.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. If the Warrantholder objects in writing to the Board of Directors’ calculation of fair market value within 10 days of receipt of written notice thereof and the Warrantholder and the Corporation are unable to agree on fair market value during the 10-day period following the delivery of the Warrantholder’s objection, the Appraisal Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder’s objection.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Initial Number” has the meaning set forth in Section 13(B)(1).
“Market Price” means, with respect to any class of Common Shares, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of such class of Common Shares on Nasdaq on such day. If such class of Common Shares is not listed on Nasdaq on any date of determination, the Market Price of the shares of such class of Common Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such class of Common Shares is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which such class of Common Shares is so listed or quoted, or, if such class of Common Shares is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the shares of such class of Common Shares in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Market Price of the shares of such class of Common Shares on that date shall mean the Fair Market Value per share as determined by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Corporation for this purpose and certified in a resolution sent to the Warrantholder, provided that in no event will the Market Price of the Common Voting

Shares be less than the Market Price of the Class A Common Shares. For the purposes of determining the Market Price of the shares of a class of Common Shares on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on Nasdaq or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
“Nasdaq” means the Nasdaq Global Select Market.
“Permitted Transactions” has the meaning set forth in Section 13(B).
“Per Share Fair Market Value” has the meaning set forth in Section 13(C).
“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
“Pre-Trigger Event Date” has the meaning set forth in Section 13(F).
“Preferred Shares” means the Corporation’s Preferred Shares, par value $0.01 per share.
“Pro Rata Repurchases” means any purchase of any class of Common Shares by the Corporation or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of such class of Common Shares, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Corporation under any tender or exchange offer that is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.
“Purchase Agreement” means the Securities Purchase Agreement, dated as of September 23, 2020, as amended from time to time, between the Corporation and Berkshire Hathaway Inc., including all schedules and exhibits thereto.

“Regulatory Approvals” with respect to the Warrantholder, means, to the extent applicable and required to permit the Warrantholder to exercise this Warrant for Class A Common Shares and to acquire and own such Class A Common Shares without the Warrantholder (or any Affiliate thereof) being in violation of any applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under, all such applicable laws, rules and regulations, including, without limitation, the HSR Act.
“Rights Plan” has the meaning set forth in Section 13(F).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Series A Preferred Shares” has the meaning set forth in Section 3(A).
“Shares” has the meaning set forth in Section 2.
“Trigger Event” has the meaning set forth in Section 13(F).
“Warrant” means this Warrant, issued pursuant to the Purchase Agreement.
“Warrantholder” has the meaning set forth in Section 2.
“Warrant Shares” means the Shares issuable or issued upon exercise of this Warrant (as such number of Shares may be adjusted from time to time pursuant to Section 13 hereof).
2.Number of Shares; Exercise Price. This certifies that, for value received, [●] or its permitted assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Corporation, in whole or in part, after the receipt of all applicable Regulatory Approvals, if any, up to an aggregate of 23,076,923 fully paid and non-assessable Class A Common Shares (as such number of Shares may be adjusted from time to time pursuant to Section 13 hereof), at a purchase price per Class A Common Share equal to the Exercise Price, provided, however, if the Warrantholder provides a certificate in a form satisfactory to the Corporation representing that Warrantholder is acquiring such Class A Common Shares in reliance upon an applicable HSR Act exemption, including, without limitation, the exemption provided in Section 802.9 or Section 802.64, of the rules promulgated under the HSR Act, the Warrantholder may exercise the Warrant without filing any notification and report forms under the HSR Act. The number of Class A Common Shares (the “Shares”) and the Exercise Price are subject to adjustment as provided herein, and all references to “Class A Common Shares,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.Exercise of Warrant; Term.
(a)Subject to Section 2, to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Corporation on the date hereof, but in no event later than 5:00 p.m., New York City time, on the Expiration Date, by (i) the surrender of this Warrant and an executed Notice of Exercise or Sale in substantially the form annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Corporation located at 312 Walnut Street, Cincinnati, Ohio 45202 (or such other office or agency of the Corporation in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Corporation), and (ii) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder by (a) tendering in cash, by certified or cashier’s check payable to the order of the Corporation, or by wire transfer of immediately available funds to an account designated by the Corporation and/or (b) the surrender to the Corporation of shares of the Corporation’s Preferred Shares, Series A (“Series A Preferred Shares”), valued for purposes of payment of the Exercise Price at the per share sum of (x) $100,000 per Series A Preferred Share and (y) the amount of any accrued and unpaid dividends on each of such surrendered Series A Preferred Share (including all past due dividends), whether or not declared, with such accrual computed from the last dividend payment date with respect to which all dividends have been paid through the applicable exercise date of this Warrant.
(b)At the request of the Warrantholder, made at any time and from time to time, the Corporation shall make or cause to be made all filings required from the Corporation or its respective subsidiaries or affiliates under the HSR Act to permit the Warrantholder to acquire the Shares, and shall use commercially reasonable efforts to cooperate with the Warrantholder in connection with HSR Act filings and otherwise with respect to the obtaining of any required antitrust approvals. Any filing fees payable by any party hereto in connection with filings required under the HSR Act shall be borne entirely by the Warrantholder. Notwithstanding anything in this Warrant to the contrary, (i) the Warrantholder hereby acknowledges and agrees that its exercise of this Warrant for Shares is subject to the condition that the Warrantholder will have first received any applicable Regulatory Approvals, and (ii) in the event that the Warrantholder is required to receive any applicable Regulatory Approval in order to exercise this Warrant for Shares and to own such Shares without the Warrantholder being in violation of applicable law, rule or regulation and such Regulatory Approval cannot be obtained within 180 days after the filing of the applicable premerger notification and report forms by the Warrantholder or any other applicable filing with respect to a Regulatory Approval, in each case, for any reason other than the failure of the Warrantholder to use its commercially reasonable efforts to obtain such approval, then the Warrantholder shall be permitted, in lieu of exercising this Warrant for Shares as set forth in this Section 3, to sell this Warrant to the Corporation, in whole or in part, by the surrender of this Warrant and an executed Notice of Exercise or Sale in substantially the form annexed hereto as set forth in Section 3(A)(i) above, for a cash purchase price per Warrant Share underlying the portion of the Warrant being sold equal to the Market Price of the Warrant Shares less the Exercise Price of the Warrant Shares as of the date the Warrantholder delivers to the Corporation such Notice of Exercise or Sale, and any cash payment due from the Corporation pursuant to this Section 3(B) shall be made by the Corporation not later than 30 days after the determination of the Market Price of the Warrant Shares. Notwithstanding the foregoing or any other provision of this Warrant or the Purchase Agreement to the contrary, in no event shall the Warrantholder be required to agree to (and, for clarity, none of the following shall be deemed to be commercially reasonable) (a) any prohibition of or limitation on the ownership or operation by the Warrantholder, any of its Affiliates, or any of its or their respective subsidiaries, of any portion of their respective businesses or assets, (b) divest, hold separate or otherwise dispose of any portion of its, its Affiliates’, or any of its or their respective subsidiaries’ respective businesses or assets, (c) any limitation on the ability of the Warrantholder, any of its Affiliates, or any of its or their respective subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Warrant, the Warrant Shares, the Shares, or the Series A Preferred Shares, or (d) any other limitation on the Warrantholder’s, any of its Affiliates’, or any of its or their respective subsidiaries’ ability to effectively control their respective businesses or operations or any assets thereof.
(c)If the Warrantholder does not exercise this Warrant in its entirety or does not sell this Warrant in its entirety, as the case may be, the Warrantholder will be entitled to receive from the Corporation within a reasonable time, and in any event not exceeding three business days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised (in the case of a Warrant exercise) or a new warrant representing the portion of the Warrant that was not sold (in the case of a Warrant sale).
4.Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three business days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant; provided, that, in lieu of such certificates, the Corporation may cause such shares to be issued in book entry form, in which case a statement of book entry interests will be delivered to the Warrantholder within the aforementioned period. The Corporation hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3(A) will be duly and validly authorized and issued, fully paid and non-assessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder, except as otherwise provided herein, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Corporation agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant, an executed Notice of Exercise or Sale in substantially the form annexed hereto and payment of the Exercise Price are delivered to the Corporation in accordance with the terms of this Warrant, notwithstanding that the share transfer books of the Corporation may then be closed or certificates representing such Shares, or any statement of book entry interests in lieu thereof, may not be actually delivered on such date. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Common Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of Class A Common Shares as shall from time to time be sufficient to effect the exercise of the rights under this Warrant. If at any time the number of authorized but unissued Class A Common Shares shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Warrantholder, the Corporation shall immediately take all corporate action necessary to increase its authorized and unissued Class A Common Shares to a number of shares as shall be sufficient for such purposes. The Corporation will (A) procure, at its sole expense, the listing of the Shares issuable upon exercise of this Warrant, subject to issuance or notice of issuance, on all principal securities exchanges (which, for the avoidance of doubt, when used herein may include Nasdaq) on which the Class A Common Shares are then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Corporation will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded. The Corporation and the Warrantholder will reasonably cooperate to take such other actions as are necessary to obtain (i) any Regulatory Approvals applicable to Warrantholder’s exercise of its rights hereunder, including with respect to the issuance or acquisition of the Shares and (ii) any regulatory approvals applicable to the Corporation solely as a result of the issuance of the Shares. Before taking any action that would cause an adjustment pursuant to Section 13 to reduce the Exercise Price below the then par value (if any) of the Class A Common Shares, the Corporation shall take any and all corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Class A Common Shares at the Exercise Price as so adjusted.
5.No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Class A Common Shares on the last trading day preceding the date of exercise less the Exercise Price for such fractional share.
6.No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Corporation prior to the date of exercise hereof. The Corporation will at no time close its transfer books against transfer of this Warrant in any manner that interferes with the timely exercise of this Warrant.
7.Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation.
8.Transfer/Assignment.
(a)Subject to compliance with clauses (B) and (C) of this Section 8, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Corporation by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Corporation, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Corporation described in Section 3(A). All expenses (other than share transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Corporation.
(b)Notwithstanding the foregoing, this Warrant and any rights hereunder, and any Shares issued upon exercise of this Warrant, shall be subject to the applicable restrictions as set forth in Section 4.1 of the Purchase Agreement.
(c)If and for so long as required by the Purchase Agreement, this Warrant shall contain a legend as set forth in Section 4.3 of the Purchase Agreement.
9.Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Corporation, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Corporation shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange, exercise, or sale, in accordance with its terms, at the office of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
10.Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.
12.Rule 144 Information. The Corporation covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Corporation is not required to file such reports, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time prior to the second anniversary of the Expiration Date to enable such holder to, if permitted by the terms of this Warrant and the Purchase Agreement, sell this Warrant or any Shares without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Corporation will deliver to such Warrantholder a written statement that it has complied with such requirements.
13.Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that if more than one subsection of this Section 13 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 13 so as to result in duplication:
(a)Share Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) declare and pay a dividend or make a distribution on its Class A Common Shares in Class A Common Shares, (ii) subdivide or reclassify the outstanding Class A Common Shares into a greater number of shares, or (iii) combine or reclassify the outstanding Class A Common Shares into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of Class A Common Shares that such holder would have owned or been entitled to receive in respect of the Class A Common Shares subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
(b)Certain Issuances of Common Shares or Convertible Securities. If the Corporation shall issue Common Shares (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for Common Shares (collectively, “convertible securities”)) (other than in Permitted Transactions or a transaction to which subsection (A) of this Section 13 is applicable) without consideration or at a consideration (or having a conversion price per share) that is less than 95% of the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities) then, in such event:
(1)the number of Shares issuable upon the exercise of this Warrant immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (a) the numerator of which shall be the sum of (x) the number of Common Shares outstanding on such date and (y) the number of additional Common Shares issued (or into which convertible securities may be exercised or convert) and (b) the denominator of which shall be the sum of (x) the number of Common Shares outstanding on such date and (y) the number of Common Shares that the aggregate consideration receivable by the Corporation for the total number of Common Shares so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement on pricing such shares (or such convertible securities); and
(2)the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of Class A Common Shares, issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of Class A Common Shares issuable upon exercise of this Warrant immediately after the adjustment described in clause (B)(1) above.
For purposes of the foregoing, the aggregate consideration receivable by the Corporation in connection with the issuance of such Common Shares or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into Common Shares; and “Permitted Transactions” shall include issuances (i) as consideration for or to fund the acquisition by the Corporation from parties unaffiliated with the holders of the Common Voting Shares, of businesses and/or assets constituting a significant part of a business (including, without limitation, the Acquisition), (ii) in connection with employee benefit plans and compensation related arrangements of the Corporation approved by the Board of Directors, and (iii) in connection with a broadly marketed offering and sale of Common Shares or convertible securities for cash conducted by the Corporation on a basis consistent with large public companies similar to the Corporation in their own capital raising transactions. Any adjustment made pursuant to this Section 13(B) shall become effective immediately upon the date of such issuance.
(c)Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of its Class A Common Shares, evidences of indebtedness, assets, cash, rights or warrants (excluding (x) dividends of its Class A Common Shares and other dividends or distributions referred to in Section 13(A), and (y) rights or warrants distributed (or deemed distributed) by the Corporation pursuant to a Rights Plan referred to in Section 13(F)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (i) the Market Price of the Class A Common Shares on the last trading day preceding the first date on which the Class A Common Shares trade regular way on Nasdaq without the right to receive such distribution, minus the amount of cash or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Class A Common Share (the “Per Share Fair Market Value”) divided by (ii) such Market Price on such date specified in clause (i); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.
(d)Certain Repurchases of Class A Common Shares. In case the Corporation effects a Pro Rata Repurchase of Class A Common Shares, then the Exercise Price shall be adjusted to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Class A Common Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of the Class A Common Shares on the trading day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of Class A Common Shares outstanding immediately prior to such Pro Rata Repurchase minus the number of Class A Common Shares so repurchased and (y) the Market Price of the Class A Common Shares on the trading day immediately preceding the first public announcement by the Corporation or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of Class A Common Shares issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (a) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (b) the new Exercise Price determined in accordance with the immediately preceding sentence.
(e)Business Combinations. In case of any Business Combination or reclassification of Class A Common Shares (other than a reclassification of Class A Common Shares referred to in Section 13(A)), the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the Class A Common Shares issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be achievable, to the Warrantholder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of shares of stock, securities or property receivable upon exercise of this Warrant following the consummation of such Business Combination, if the holders of Class A Common Shares have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election (including, without limitation, being subject to similar proration constraints) upon exercise of this Warrant with respect to the number of shares of stock or other securities or property that the Warrantholder will receive upon exercise of this Warrant.
(f)Certain Rights or Warrants; Shareholder Rights Plan.
(i)If the Corporation has at any time a shareholder rights plan commonly known as a “poison pill” (a “Rights Plan”) in effect with respect to its Class A Common Shares, which rights or warrants are not exercisable until the occurrence of a specified event or events (a “Trigger Event”), then upon exercise of this Warrant, notwithstanding anything to the contrary in such Rights Plan, including any rights agreement or documents or instruments entered into as part of such Rights Plan, the Warrantholder shall be entitled to receive, in addition to the Class A

Common Shares, a corresponding number of rights under such Rights Plan, unless (A) a Trigger Event occurs prior to such exercise, in which case the adjustments (if any are required) to the Exercise Price and the number of shares issuable upon exercise of this Warrant with respect thereto shall be made in accordance with clause (ii) of this Section 13(F), or (B) the Warrantholder has provided written notice to the Corporation that it has elected not to receive such rights.
(ii)In case the Corporation shall distribute or shall be deemed to have distributed, or shall fix a record date for the making of a distribution, to all holders of its Class A Common Shares of rights or warrants pursuant to a Rights Plan, in each such case, upon the occurrence of the earliest such Trigger Event, the Exercise Price in effect prior to such Trigger Event shall be reduced immediately after such Trigger Event to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (A) the Market Price of the Class A Common Shares on the last trading day preceding the date of such Trigger Event (or, if the occurrence of such Trigger Event is not publicly disclosed as of the date of such Trigger Event, the last trading day preceding the first date on which the occurrence of such Trigger Event is publicly disclosed) (either such date, as applicable, the “Pre-Trigger Event Date”), minus the Fair Market Value of the rights or warrants distributed in respect of one Class A Common Share (determined as of the date of such Trigger Event or public disclosure of such Trigger Event, as applicable, after giving effect to the occurrence of such Trigger Event), divided by (B) such Market Price on the Pre-Trigger Event Date; such adjustment shall be made successively whenever any Trigger Event occurs under any Rights Plan and, with respect to any Rights Plan with respect to which an adjustment has been made, a corresponding adjustment shall be made successively whenever any subsequent adjustment to the applicable rights or warrants is made pursuant to the terms of such Rights Plan to the extent such adjustment has not been made pursuant to the other terms of this Warrant. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the applicable Trigger Event or subsequent adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.
(iii)In the event that a Trigger Event shall have occurred and an adjustment to the Exercise Price and number of shares issuable upon exercise of this Warrant shall have been made pursuant to clause (ii) of this Section 13(F), upon (1) the redemption or repurchase by the Corporation of any such rights or warrants without exercise by the holders thereof, or (2) the expiration or termination of such rights or warrants without exercise by any holders thereof, the Exercise Price and the number of shares issuable upon exercise of this Warrant shall be readjusted as if such rights and warrants had not been distributed.

(iv)The redemption or repurchase by the Corporation of any rights or warrants issued pursuant to a Rights Plan without exercise by the holders thereof shall be treated pursuant to the terms of Section 13(C) as though it were a cash distribution
(v)equal to the per share redemption or repurchase consideration received by the holders of Class A Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants) made to all holders of Class A Common Shares as of the date of such redemption or repurchase, it being understood that if a readjustment has occurred pursuant to clause (iii) above, the readjustment described in this clause (iv) shall occur immediately following such readjustment made pursuant to clause (iii).
(g)Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a Class A Common Share, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a Class A Common Share, or more.
(h)Timing of Issuance of Additional Class A Common Shares Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional Class A Common Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Class A Common Shares issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Class A Common Share; provided, however, that the Corporation upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
(i)Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Corporation shall forthwith file at the principal office of the Corporation a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by a nationally recognized next day courier service (with a copy sent concurrently by e-mail) to the Warrantholder at the mailing and e-mail addresses appearing in the Corporation’s records (which initially shall be as set forth in Section 17 hereof).
(j)Notice of Adjustment Event. In the event that the Corporation shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Corporation shall give notice to the Warrantholder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property that shall be deliverable upon exercise of this Warrant. In the case of any action that would require or involve the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action, but the Corporation shall be responsible for any losses suffered by the Warrantholder if and to the extent such failure or defect hinders its ability to exercise before such record date or proposed action, as the case may be.
(k)Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action that would require an adjustment pursuant to this Section 13, the Corporation shall take any action that may be necessary, including obtaining regulatory, Nasdaq or shareholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and non-assessable all Class A Common Shares that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.
(l)Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below the par value of the Class A Common Shares, then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Class A Common Shares and then, upon the Corporation’s satisfaction of its obligations under Section 4 hereof, to such lower par value as may then be established.
14.Governing Law. This Warrant will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 17 hereof. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the Transaction Documents (as defined in the Purchase Agreement) or the transactions contemplated hereby or thereby.
15.Binding Effect. This Warrant shall be binding upon any successors or assigns of the Corporation.
16.Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Corporation and the Warrantholder.
17.Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a nationally recognized next day courier service, in each case with a copy sent concurrently by e-mail. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
If to the Corporation, to:

The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
Attention:    William Appleton, Executive Vice President and General Counsel
Robin Davis, Vice President/Strategy and Corporate Development
E-mail:        appleton@scripps.com / robin.davis@scripps.com

with a copy to (which copy alone shall not constitute notice):
Baker & Hostetler LLP
45 Rockefeller Plaza
New York, NY 10111
Attention:    Steven H. Goldberg and Ryan Gorsche
E-mail:        sgoldberg@bakerlaw.com / rgorsche@bakerlaw.com

If to the Warrantholder, to:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska 68131
Attention: Ted Weschler
E-mail: RTWeschler@BRKA.com

with a copy to (which copy alone shall not constitute notice):

Munger, Tolles & Olson LLP
350 South Grand Ave.
Los Angeles, California 90071
Attention:    Judith T. Kitano
E-mail:        judith.kitano@mto.com

18.Entire Agreement. This Warrant and the form annexed hereto, and the Purchase Agreement (and the other documents referenced in Section 5.8 of the Purchase Agreement), contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be duly executed by a duly authorized officer.
Dated: [●], 202[__]

THE E.W. SCRIPPS COMPANY

By:
Name:
Title:

Attest:

By:
Name:
Title:

    [Signature Page to Warrant]

ANNEX

[Form of Notice of Exercise or Sale]

Date: [●]
TO:    The E.W. Scripps Company
RE:    Election to Purchase Class A Common Shares or Sell Warrant
The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of Class A Common Shares set forth below covered by such Warrant [or, in accordance with Section 3(B), to sell this Warrant,] in whole or in part. If exercising this Warrant for Class A Common Shares, the undersigned, in accordance with Section 3(A) of the Warrant, hereby agrees to pay the aggregate Exercise Price for such Class A Common Shares as set forth below for the type of consideration as set forth below. A new warrant evidencing the remaining Class A Common Shares covered by such Warrant, but not yet subscribed for and purchased, if any, [or the portion of the Warrant not being sold, if any,] should be issued in the name of the Warrantholder set forth below.
If this Warrant is being exercised for Class A Common Shares:
Number of Class A Common Shares: [●]
Aggregate Exercise Price: [●]
Type of Consideration for Aggregate Exercise Price: [●]
[If this Warrant is being sold:
Percentage of Warrant to be Sold (up to 100%): [●]]

Warrantholder
By:
Name:
Title: